                                                                    EXHIBIT 99.1

(ENSTAR LOGO)                                                      Press Release
--------------------------------------------------------------------------------

Date:         March 10, 2004                        Contact:   Amy M. Dunaway
For Release:  Immediately                           Telephone: (334) 834-5483

                        THE ENSTAR GROUP, INC. ANNOUNCES
                    SALE OF JCF CFN'S INTEREST IN GREEN TREE

Montgomery, Alabama - March 10, 2004 - The Enstar Group, Inc. ("Enstar") (Nasdaq:ESGR) today announced that it and Castlewood Holdings Limited ("Castlewood"), along with certain affiliates of J.C. Flowers I LP, will sell their entire interests in Green Tree Investment Holdings LLC and related entities (collectively, "Green Tree") for cash to FIT CFN Holdings, LLC, an affiliate of Fortress Investment Group, LLC.

         The Green Tree interests of both Enstar and Castlewood are held through JCF CFN LLC and related entities (the "JCF CFN Entities"). The JCF CFN Entities invested approximately $25 million in Green Tree for a 3.995% interest. Other investors in Green Tree include affiliates of J.C. Flowers I LP, affiliates of Fortress Investment Group LLC, and affiliates of Cerberus Capital Management L.P. Green Tree holds certain assets formerly held by Conseco Finance Corp.

         Upon consummation of the sale, Enstar expects to receive approximately $24 million for its initial investment of approximately $15 million. Castlewood expects to receive approximately $16 million for its initial investment of approximately $10 million. Enstar owns a one-third economic interest in Castlewood and 50% of its voting stock.

         The JCF CFN Entities signed a definitive agreement for the sale of the Green Tree interests on March 10, 2004. The sale is expected to close in the third quarter of 2004. Partial distributions are expected to be made by Green Tree prior to closing of the sale, and will reduce the amount to be received at closing.

         The JCF CFN Entities are indirectly controlled by J. Christopher Flowers through JCF Associates I LLC, which serves as managing member of each of the JCF CFN Entities. Mr. Flowers is a member of Enstar's board of directors and its largest shareholder.

                                      * * *

         This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements contained in this press release are set forth in the Safe Harbor Compliance Statement for Forward-Looking Statements included as Exhibit 99.1 to Enstar's Form 10-K for the year ended December 31, 2002, and are hereby incorporated herein by reference.


                                      ###